EXHIBIT 5.1

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E. - SUITE 5200

ATLANTA, GEORGIA 30308-2216

TELEPHONE: 404-885-3000

FACSIMILE: 404-885-3995

March 2, 2004

First Commerce Community Bankshares, Inc.

9464 Highway 5

Douglasville, Georgia 30135

Re:	First Commerce Community Bankshares, Inc.
Registration Statement on Form S-3
418,500 Shares of Common Stock

Ladies and Gentlemen:

We have served as counsel to First Commerce Community Bankshares, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of the above-described Registration Statement to be filed with the Commission on March 3, 2004 (the “Registration Statement”), with respect to the offer and sale of up to 418,500 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) to be issued upon the exercise of warrants granted to the Company’s organizers pursuant to the form of Organizer Warrant Agreement filed as Exhibit 4.5 to the Registration Statement (the “Warrant Agreement”).

In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement, as amended through the date hereof; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company, certified as complete and correct by the President and Chief Executive Officer of the Company; (iv) the Warrant Agreement; (v) the form of the common stock certificate of the Company; and (vi) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or “blue sky” laws of the applicable states, the Shares, when issued in accordance with the terms and conditions of the Warrant Agreement and when certificates therefor have been duly executed, countersigned, registered, issued and delivered by the proper officers of the Company in accordance with the terms of the Registration Statement, will be duly and validly issued, fully paid, and non-assessable.

We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we render no opinion with respect to the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Troutman Sanders LLP